ARTICLES OF INCORPORATION
                              OF
                      NATURENU CORPORATION

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned incorporator, a natural person of the age of eighteen (18) years or more, who desires to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of the State of Colorado these ARTICLES OF INCORPORATION.

                               ARTICLE I
                                  NAME

     The name of this corporation shall be NatureNu Corporation.

                               ARTICLE II
                           PERIOD OF DURATION

     This corporation shall exist perpetually unless dissolved according to law.

                               ARTICLE III
                           PURPOSE AND POWERS

     The purpose for which this corporation is organized is to engage in marketing, management, environmental products; and to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Corporation Code. In furtherance of the forgoing purpose, thsi corporation shall have and may exercise any and all of the powers now or hereafter conferred upon corporations incorporated pursuant to the Colorado Corporation Code.

                               ARTICLE IV
                              CAPITAL STOCK

     The aggregate number of shares of all classes of capital stock that this corporation shall have authority to issue is Twenty Million (20,000,000) shares of common stock no par value (the "Common Stock") and Ten Million (10,000,000 ) shares of preferred stock, no par value (the "Preferred Stock").

     Section (a) Common Stock - Voting

     (i) At all meetings of holders of Common Stock, one-third of the shares of Common Stock entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

     (ii) When, with respect to any action to be taken by the holders of Common Stock, the Colorado Corporation Code requires the vote or concurrence of the holder of two-thirds of the outstanding shares of Commons Stock, approval shall result from the vote or concurrence of a majority of such shares.
     Section (b) Cumulative Voting

     The shareholders shall not be entitled to cumulative voting in the election of directors.

                               ARTICLE V
                           PREEMPTIVE RIGHTS

     No holder of any class of capital stock of this corporation shall have a preemptive right to acquire unissued or treasury shares of any class of capital stock of this corporation, or securities convertible into such shares or carrying a right to subscribe to or acquire shares of any class of capital stock of this corporation.

                              ARTICLE VI
                     SHARE TRANSFER RESTRICTIONS

     This corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized on behalf of this corporation to exercise this corporation's right to so impose such restrictions.

                              ARTICLE VII
                      REGISTERED OFFICE AND AGENT

     The initial registered and principal office of this corporation shall be at 2621 E. 7th Avenue Pkwy., Denver, Colorado 80206, and the name of the initial agent at such address is Malcolm D. Crawford. Eighter the registered office or the registered agent may be changed in the manner provided by law.


                                                /S/ Malcolm Crawford
                                                Signed

                              ARTICLE VIII
                           BOARD OF DIRECTORS

     The initial board of directors of this corporation shall consist of one
(1) director(s), and the name(s) and address(es) of the person(s) who shall serve as director(s) until the first annual meeting of shareholder(s) or until (his/their) successors are elected and qualified (is/are) as follows:

                           Ronald Tucker

     The number of directors shall be fixed in accordance with the by-laws.
So long as the number of directors shall be less than three (3), no shares of this corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. This provision shall also consitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate representing shares preventing transfer of the shares to more shareholders than there are directors.

                              ARTICLE IX
                            INDEMNIFICATION

     To the extent permitted by law, the corporation shall indemnify, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the diretion of the corporation. The corporation further hereby indemnifies its directors, officers, agents, fiduciaries and employees against any claim, liability, or expense arising against or incurred by them in all other circumstances and to maintain insurance for such persons to the full extent permitted by law. Such indemnification shall inure to the benefit of the estates, heirs, devisees and personal representatives of such persons. For the purpose of these Article of Incorporation, the term "official capacity" when used with respect to any director, officer, agent, fiduciary or employee shall include service with the corporation or a parent, subsidiary or affiliate corporation or other entity.

                              ARTICLE X
                            INCORPORATOR

     The name and address of the incorporator is as follows:

                            Malcolm D. Crawford
                            3631 E. 7th Avenue Pkwy.
                            Denver, Colorado 80206

     IN WITNESS WHEREOF, the above named incorporator signed these ARTICLES OF INCORPORATION on June 17, 1996.


                                             /S/ Malcolm D. Crawford